EX-99.13a4

Wellington Shields All-Cap Fund

Additional Information
(Unaudited)

May 31, 2023

Change in Independent Registered Public Accounting Firm

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Wellington Shields All-Cap Fund (the “Fund”) as a result of Cohen & Company, Ltd.’s acquisition of BBD’s investment management group.

The reports of BBD on the Fund's financial statements as of and for the fiscal years ended November 30, 2022 and November 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the Fund's fiscal years ended November 30, 2022 and November 20, 2021 and the interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On July 24, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen & Company, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm for the fiscal year ending November 30, 2023.

During the fiscal years ended November 30, 2022 and November 30, 2021, and during the subsequent interim period through July 24, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

August 1, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Wellington Shields All-Cap Fund

Commission File Number 811-08822

Dear Sir or Madam:

We have read Wellington Shields All-Cap Fund, a diversified series of the Capital Management Investment Trust, statements included under Item 13(a)(4) of its Form N-CSRS dated August 1, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ BBD, LLP